------
FORM 4
------


                                 U.S. SECURITIES AND EXCHANGE COMMISSION                      --------------
                                          Washington, DC 20549                                 OMB APPROVAL
                                                                                              --------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               OMB Number        3235-0287
[X] Check box if no                                                                       Expires:   February 1, 1997
    longer subject to         Filed pursuant to Section 16(a) of the Securities           Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the              hours per response      0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person(1) |2. Issuer Name and Ticker or Trading Symbol   |6. Relationship of Reporting Person to|
|                                            |                                              |     Issuer (Check all applicable)    |
| Mehrlich       Richard              W.     |Medical Manager Corporation (MMGR)            |                                      |
|--------------------------------------------|----------------------------------------------|  [X] Director      [ ] 10% Owner     |
| (Last)          (First)          (Middle)  |3. IRS or Social Security| 4.  Statement For  |  [ ] Officer (give [ ] Other (Specify|
|                                            |   Number of Reporting   |     Month/Year     |              title           below)  |
|                                            |   Person (Voluntary)    |                    |              below)                  |
|                                            |                         |     7/99           |                                      |
| 3001 N. Rocky Point Drive East             |                         |                    |                                      |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X]  Form filed by One             |
| Tampa             Florida           33607  |                         |                    |        Reporting Person              |
|--------------------------------------------|----------------------------------------------|   [ ]  Form filed by More Than       |
| (City)           (State)           (Zip)   |                                              |        One Reporting Person          |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        |     7/23/99       |   J*  |      |  1,660,000 |   D   |   *  |         -0-        |      D      |    N/A   |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        |     7/23/99       |   J*  |      |     63,914 |   D   |   *  |         -0-        |      I      |    (1)   |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        |     7/23/99       |   J*  |      |     81,869 |   D   |   *  |         -0-        |      I      |    (2)   |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------

 Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.(Over)
                   (Print or Type Responses) SEC 1474 (8-92)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   or (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Options                |   $29.00/sh  |  7/23/99 |  J* |    |       |  7,000 | 7/23/99| 6/9/08 | Common |     7,000 |      *      |
|                       |              |          |     |    |       |        |        |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|          0          |              D                |         N/A          |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------
Explanation of Responses:

  * The reporting person received the following pursuant to a merger of Medical Manager Corporation with Synetic, Inc.:
    (i) 1,128,614 shares of Synetic common stock having a market value of $71.375 per share in exchange for the surrender of the
    1,805,783 shares of Medical Manager common stock referred to in Table I, and (ii) by the assumption by Synetic, options to purchase 4,375 shares of Synetic common stock in exchange for options to purchase 7,000 shares of Medical Manager common stock referred to in Table II.

(1) By PMSI, of which Mr. Mehrlich is the majority shareholder.

(2) By Mr. Mehrlich's wife, Ms. Gillelanda Mehrlich.
                                                                                                                     7/26/99
 ** Intentional misstatements or omissions of facts constitute Federal           --------------------------------   ----------
    Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).               ** Signature of Reporting Person    Date
                                                                                    Richard W. Mehrlich

Note: File three copies of this Form, one of which must be manually signed.                                             Page 2
      If space provided is insufficient, see Instruction 5 for procedure.
